Exhibit 10.1
Release Agreement
Dated this 10th day of November, 2006

Between:	Dr. Silvia Noiman Identity no. 13647730
Residing at 12 Kibush Ha’avoda Street, Hertzliya, Israel
(“Silvia Noiman”)
of the first part
And between:	EPIX Pharmaceuticals Ltd. Identity no. 512864307
Located at S.A.P. Building, 3 Hayetzira St., Ramat-Gan, Israel
(“EPIX Pharmaceuticals Ltd. / the Company”)
of the second part
Whereas Silvia Noiman was employed by EPIX Pharmaceutical Ltd.(formerly known as Predix Pharmaceuticals, Ltd.) as of November 1st, 2000 following an employment agreement dated October 31st, 2000(the “Employment Agreement”); and
Whereas, the parties have reached an agreement regarding the termination of Silvia Noiman employment with the Company according to the terms and conditions expressly provided herein, in this release agreement (the “Release Agreement”); and
Whereas, the parties agree that such Release Agreement shall constitute a final settlement between the parties in regards to Silvia Noiman employment and/or termination of employment with EPIX Pharmaceuticals Ltd. thereof;
Now, therefore, it is hereby declared, covenanted and agreed between the parties as follows:
1.	The preamble to this Release Agreement constitutes an integral part hereof.

2.	As of November 10th, 2006 (the “Termination Date”) — Silvia Noiman employment with the Company shall cease, and the employee-employer relationships and Employment Agreement with the Company shall be terminated.

3.	Notice period: The period commencing on October 26, 2006 and until Termination Date — shall be considered as a prior notice period for termination (the: “Prior Notice Period”). During the Prior Notice Period Silvia Noiman shall remain an employee of the Company and continue to perform her services and obligations, unless otherwise instructed by the Company, and the Company shall pay Silvia Noiman her regular salary and all other social benefits as proscribed under the Employment Agreement.

4.	Options:

4.1.	Until Termination Date, and within 90 (Ninety) days after Termination Date, Silvia Noiman shall be entitled to exercise all of her vested options to purchase Common Stock of EPIX Pharmaceuticals, Inc. which were granted to Silvia Noiman in accordance with any and all option agreements entered into between Silvia Noiman and the Company during Silvia Noiman’s employment with the Company (the “Options”). Options, which shall vest during the period as of the date of this Release Agreement and until Termination Date, may be exercised by Silvia Noiman within 90 (Ninety) days after Termination Date. For the avoidance of doubt, after such period - unexercised Options will immediately expire and terminate, and thereafter, Silvia Noiman shall no longer have any right to exercise such remaining unexercised Options.

4.2.	All Options granted pursuant to the Predix 2003 Stock Incentive Plan that are not vested as of the Termination Date shall automatically become vested Options on that date and will be immediately exercisable. The following summarizes all granted Options pursuant to the Predix 2003 Stock Incentive Plan to purchase Common Stock of EPIX Pharmaceuticals, Inc. held by Silvia Noiman that have not been exercised as of the date of this Release Agreement and that shall vest as of the Termination Date:

					Vested as of
Grant Date	Granted	Price	Currently Vested	Currently Unvested	Termination Date
9/23/2004	22	$0.98	22	0	22
8/11/2003	5,045	$2.18	5,045	0	5,045
8/11/2003	10,527	$2.18	7,895	2,632	10,527
4/29/2004	3,214	$2.18	1,807	1,407	3,214
9/23/2004	95,293	$0.98	95,293	0	95,293
9/23/2004	30,554	$0.98	30,554	0	30,554
1/18/2005	74,092	$0.98	32,415	41,677	74,092
4/28/2005	11,141	$1.74	3,481	7,660	11,141
6/5/2006	24,800	$3.62	4,650	20,150	24,800
     The exercise of any Options shall be subject to the terms of Sections 4.1 and 5 of this Release Agreement.

4.3.	Except specified in this Section 4 of this Release Agreement, the terms and conditions of any and all other stock option agreements entered into between Silvia Noiman and the Company during Silvia Noiman’s employment with the Company are not modified in any way and remain subject to the terms of the Predix 2003 Stock Incentive Plan or the Amended and Restated 1992 Equity Incentive Plan, respectively, or any applicable predecessor or successor plans. For the avoidance of doubt, the vesting of all Options granted under the Amended and Restated 1992 Equity Incentive Plan shall not be accelerated hereunder and shall terminate on the Termination Date, and all such unvested Options on the Termination Date shall be forfeited pursuant to their terms.
5.	Acknowledgement of Prior Agreement. Silvia Noiman hereby acknowledges and declares that on or about October 31, 2000, Silvia Noiman and the Company entered into an Employment Agreement, as amended, a copy of which is attached as Exhibit A. Silvia Noiman further acknowledge and declares that certain obligations set forth in that Employment Agreement will survive the termination of her employment with the Company, including but not limited to the obligations set forth in Section 8 (Proprietary Rights and Information), Section 9 (Secrecy and Nondisclosure) and Section 10 (Non-Competition). Continued Compliances by Silvia Noiman with the foregoing obligations shall be a condition to the exercise of any Options pursuant to Section 4 above and the receipt of any payments pursuant to Section 6.4 below.

6.	Final accounting: Upon termination Date, the parties will prepare a final accounting, pursuant to which the Company shall:
6.1.	Convey to Silvia Noiman a letter, addressed to Kali Insurance, the insurance company, instructing that all sums accrued in the managers insurance policy as a result of the Company’s and Silvia Noiman’s contributions towards severance pay and compensatory payments — shall be released to Silvia Noiman;

6.2.	Convey to Silvia Noiman a letter, addressed to Kali Insurance, education fund, instructing that all sums accrued in such fund as a result of the Company’s and Silvia Noiman’s contributions — shall be released to Silvia Noiman;

6.3.	Furthermore, the Company shall redeem all utilized vacation days accrued by Silvia Noiman — up to the Termination Date;

6.4.	In addition thereto, the Company shall pay to Silvia Noiman a special retirement grant, in an aggregate amount of NIS 411,626 in your last salary, made up of:
6.4.1.	Three month’s gross salaries in the amount of NIS 229,428.

6.4.2.	Redemption of 51.59 vacation days accumulated in the amount of NIS 181,586.

6.4.3.	Recreation Pay in the amount of NIS 612.
7.	It is hereby agreed, that all amounts paid to Silvia Noiman under this Release Agreement, which exceed the amounts due to Silvia Noiman under applicable law — shall be subject to Silvia Noiman signing a Letter of Waiver and Release, in the form attached hereto as appendix A, which constitutes an integral part hereof, and the fulfilling of all of Silvia Noiman’s obligations towards EPIX Pharmaceuticals Ltd. under the Release Agreement and/or the Employment Agreement, during the Notice Period and up to Termination Date.

8.	By signing this Release Agreement, Silvia Noiman, hereby acknowledges and declares, that the payment of the amounts pursuant to this Release Agreement shall forever release and discharge the Company, including any other entity or corporation affiliated with the Company, whether as a parent company, sister company, subsidiary or in any other manner whatsoever, from any and all claims, demands and causes of actions of any kind whatsoever of Silvia Noiman, whether direct or indirect, and that Silvia Noiman does not have and will not have at any time in the future any claims, demands or causes of actions of any kind whatsoever, whether direct or indirect, against the Company, its employees, officers, directors, agents, those operating on its behalf or in its name any/or any other entity or corporation affiliated with the Company, whether as a parent company, sister company, subsidiary or in any other manner whatsoever (including, but not limited to, any claims, demands and causes of actions under the laws of the United States or any state thereof)

9.	In addition, by signing this Release Agreement, Silvia Noiman, hereby acknowledges and declares, that she shall not make any false, disparaging or derogatory statements, nor shall he disparage or encourage or induce others to make any false, disparaging or derogatory statements, to any media outlet, industry group, financial institution or any current or former employee, consultant, client, customer or competitor of the Company, regarding the Company or any of its directors, officers, employees, agents or representatives, or the Company’s business affairs and financial condition, which would adversely affect, but not limited to: (i) the conduct of the business of the Company (including, without limitation, any business plans or prospects) or (ii) the business reputation of the Company. Silvia Noiman’s undertakings under this section shall continue to be binding upon him, with out any limitations, also after Termination Date.

10.	Upon their signature on this Release Agreement, the parties declare and undertake:

10.1.	To keep the contents and the existence of this Release Agreement in complete confidence, not to reveal its contents or existence to any third party and/or to make any use of this Release Agreement and not to transfer it to any third party other than the tax authorities, at their request, subject to the requirements of confidentiality of the relevant tax laws and where such disclosure is otherwise required by applicable law.

10.2.	That they have signed this Release Agreement of their own free will and without any duress after they have read it and fully understood its content and ramifications.
In Witness whereof, the parties have signed this Release Agreement as of the date set forth above.

/s/ Silvia Noiman	/s/ Michael Kauffman

Silvia Noiman	EPIX Pharmaceuticals Ltd.

	by:	Michael Kauffman
	title:	Chief Executive Officer

Letter of Waiver and Release
I, Silvia Noiman (Identity no. 13647730), hereby acknowledge, declare and confirm the following:
1.	I am signing this document of my own free will and after being made fully aware of all my rights. I understand that this document is a legally binding document that relates to rights, benefits and payments to which I am entitled under law. Prior to signing this document, I have read it carefully and I have consulted with such experts, including legal counsel, as I have deemed appropriate.
2.	I have received from the company, EPIX Pharmaceuticals Ltd. (the “Company”), on or before the date hereof, all that is due to me and everything to which I am entitled from the Company, both in respect of my employment with the Company and in connection with the termination of my employment with the Company, including without limitation, all salary payments, pay in lieu of annual vacation, severance pay, full and regular contributions to my Managers’ Insurance Policy and to my Keren Hishtalmut Fund, recreation pay, sick leave pay, tuition fees and any other sums which may be due or otherwise payable to me under applicable law and regulation , by virtue of any agreement or custom or by virtue of any other grounds.
3.	In connection with the termination of my employment with the Company, I have received from the Company additional payments above and beyond those payments to which I am entitled and which are payable to me under applicable law and regulation, by virtue of any agreement or custom or by virtue of any other grounds.
4.	I hereby release the Company, including any other entity or corporation affiliated with the Company, whether as a parent company, sister company, subsidiary or in any other manner whatsoever, from any and all obligations towards me arising out of or in connection with my employment with the Company and/or the termination of my employment with the Company. I do not have any claim against or demand upon the Company, including any other entity or corporation affiliated with the Company, whether as a parent company, sister company, subsidiary or in any other manner whatsoever. Neither I, nor any person acting in my name or as my representative shall in the future make any claim against or demand upon the Company, including any other entity or corporation affiliated with the Company, whether as a parent company, sister company, subsidiary or in any other manner whatsoever, arising out of or in connection with any matter related to my employment with the Company or the termination of my employment with the Company.

5.	I shall not commence, participate in or voluntarily provide assistance in connection with any grievance, action, suit or proceeding against the Company before any court, administrative agency or other tribunal, nor shall I directly or indirectly encourage any other person to engage in any such activities. In the event that I am served with or otherwise receive a summons, subpoena or any other legal notice requiring me to provide assistance in connection with any grievance, action, suit or proceeding against the Company before any court, administrative agency or other tribunal, I shall notify the Company of such service or receipt, by sending a copy of such summons, subpoena or legal notice by hand delivery or by registered mail within 5 (five) days of such service or receipt.
6.	This document also constitutes an acknowledgment of payment and release in accordance with Section 29 of the Severance Pay Law.
7.	I am and shall continue to be legally bound by such of the terms and conditions of my Employment Agreement with the Company, which according to the terms of the Agreement survive the termination of my employment with the Company, including without limitation, all of my obligations of confidentiality, non-competition and development rights.
8.	I am fully aware of all of my rights and I acknowledge, declare, confirm and agree to all that is stated above.

/s/ Silvia Noiman Silvia Noiman
Employee’s Signature
Date: November 9, 2006